EXHIBIT 99.1

EaglePicher Holdings, Inc and EaglePicher Incorporated

CONTACT:
TOM PILHOLSKI, (602) 794-9600

EAGLEPICHER HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2004
FINANCIAL RESULTS

     PHOENIX, Arizona, April 12, 2004 — EaglePicher Holdings, Inc. announces its first quarter 2004 financial results and the filing of its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission (SEC). Included in this press release is a summary discussion of Sales, Earnings and Cash Flows. We have also included a copy of our balance sheet, income statement and statement of cash flows. To obtain a more detailed discussion of our financial condition and results of operations, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q, which has been filed with the SEC and can be obtained at www.sec.gov. You can also obtain a copy of our Form 10-Q by visiting our web site at www.eaglepicher.com under About EaglePicher / Investor Relations/ SEC Filings/ Form 10-Q First Quarter 2004.

     First Quarter of 2004

     Sales

     Net sales increased $2.8 million, or 1.7%, to $166.8 million in 2004 from $164.0 million in 2003. The increase was primarily driven by a $7.6 million, or 23.4%, increase in our Technologies Business Unit’s Power Group Segment related to higher volumes and improved pricing for our defense and space batteries, as well as the initial shipments of our EaglePicher Horizon Batteries that resulted in revenue of $1.0 million. The increased defense and space volumes were attributable to strong battery sales to U.S. Army CECOM (Communications Electronic Command) mobile communications program, increased space battery sales, and a $2.5 million, or 150%, increase in customer funded product development contracts. The increase in customer funded product development contracts is particularly important as they represents a foundation for future production awards. In addition, the increase was driven by a $3.4 million, or 16.4%, increase in our Automotive Business Unit’s Wolverine Segment primarily due to a 9.2% volume increase. The volume increase within the Wolverine Segment are primarily related to brake programs in Europe and engine gasket programs in the United States. These increases were partially offset by a $5.8 million decrease in our Automotive Business Unit’s Hillsdale Segment, as well as decreases in our Technologies Business Unit’s Specialty Materials Group Segment primarily due to lower volumes.

     Earnings

     Income (Loss) from Continuing Operations Before Taxes declined $8.4 million from income of $3.0 million in 2003 to a loss of $5.4 million in 2004. This decline is primarily related to the following favorable/ (unfavorable) items:

a.	$1.5 million of additional gross margin due to higher volumes, improved sales mix, productivity improvements, and favorable foreign currency exchange rates;

b.	($2.7) million of additional selling and administrative primarily related to additional expenses, such as selling and management infrastructure, to support growth initiatives in our Power Group Segment ;

c.	($2.6) million of Loss from Divestitures expense in 2004; and

d.	($4.2) million of Preferred Stock Dividends accruals in 2004 (these were not recorded in 2003 as a component of the income statement under US GAAP).

     Cash Flows and Net Debt

     Our net debt (total debt on the balance sheet plus the obligations of our asset-backed securitization less cash on our balance sheet) increased $36.6 million to $391.2 million at February 29, 2004 from $354.6 at November 30, 2003. The increase was primarily due to:

a.	$23.4 million use of cash as a result of negative movement in the primary working capital areas of accounts receivable, inventories, and accounts payable;

b.	$9.9 million increase in production on long-term defense contracts where costs are incurred before shipments or milestone billings are made and collected; this was primarily driven by a 23.4% increase in our Power Group Segment’s revenues.

     In addition, during the first quarter of 2004, we had capital expenditures of $9.4 million and paid $3.5 million for the purchase of a controlling interest in EaglePicher Horizon Batteries, LLC. This $3.5 million payment was the second installment of a $7.5 million investment to acquire an additional 12% interest in this venture, bringing our total ownership to 62%.

     Q1 2004 Earnings Conference Call

     On Tuesday, April 13, 2004, we will also host a conference call to discuss our progress and performance for the quarter and the outlook for the future, followed by a question and answer session. The conference call, which may include forward looking statements, is scheduled to begin at 11:00 am Eastern Time (8:00 am Pacific). The audio portion of the conference call may be accessed by dialing (800) 893-5903 or +1 (706) 679-0506 for international callers a few minutes prior to the scheduled start time. Callers should ask for the EaglePicher 1st Quarter Conference Call hosted by Tom Scherpenberg, Vice President and Treasurer. A copy of the presentation materials will be available on our web site prior to the start of the call at www.eaglepicher.com under About EaglePicher / Investor Relations / Presentations / Q1 2004 Investor Call Presentation.

     A replay of the conference call will be available following the call. The replay can be accessed by dialing (800) 642-1687 or +1 (706) 645-9291 for international calls.

     Reconciliation of Net Debt to our GAAP Financial Measure

     The following is a reconciliation of our Net Debt to our GAAP balance sheet as of November 30, 2003 and February 29, 2004 (in millions of dollars):

	November 30, 2003	February 29, 2004
Current portion of debt on our balance sheet	$13.3	$3.3
Long-term portion of debt on our balance sheet	408.6	407.8
Obligations of our accounts receivable asset- backed securitization	—	10.2
Cash on our balance sheet	(67.3)	(30.1)

Net debt	$354.6	$391.2

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 4,000 employees and operates more than 30 plants in the United States, Canada, Mexico, the U.K. and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

EaglePicher Holdings, Inc. is the parent of EaglePicher Incorporated.

EaglePicher™ is a trademark of EaglePicher Incorporated.

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; and our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

EaglePicher Holdings, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
November 30, 2003 and February 29, 2004
(unaudited) (in thousands of dollars)

	2003	2004
ASSETS
Current Assets:
Cash and cash equivalents	$67,320	$30,050
Receivables, net	25,943	28,090
Retained interest in EaglePicher Funding Corporation, net	63,335	60,914
Costs and estimated earnings in excess of billings	28,433	37,190
Inventories	53,205	57,380
Assets of discontinued operations	4,441	4,487
Prepaid expenses and other assets	10,394	11,531
Deferred income taxes	8,526	8,526

	261,597	238,168
Property, Plant and Equipment, net	151,894	152,127
Goodwill	159,640	167,140
Prepaid Pension	56,891	56,931
Other Assets, net	33,516	30,193

	$663,538	$644,559

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$89,274	$79,255
Current portion of long-term debt	13,300	3,300
Compensation and employee benefits	15,783	13,848
Billings in excess of costs and estimated earnings	2,098	988
Accrued divestiture reserve	9,297	9,401
Liabilities of discontinued operations	956	780
Other accrued liabilities	32,984	37,275

	163,692	144,847
Long-term Debt, net of current portion	408,570	407,835
Postretirement Benefits Other Than Pensions	17,418	17,354
Other Long-Term Liabilities	9,649	9,574
11.75% Cumulative Redeemable Exchangeable Preferred Stock.	154,416	158,585

	753,745	738,195

Commitments and Contingencies Shareholders’ Equity (Deficit):
Common stock	10	10
Additional paid-in capital	92,810	92,810
Accumulated deficit	(184,543)	(190,343)
Accumulated other comprehensive income	1,516	3,887

	(90,207)	(93,636)

	$663,538	$644,559

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Three Months Ended February 28, 2003 and February 29, 2004
(unaudited) (in thousands of dollars, except share and per share amounts)

	2003	2004
Net Sales	$164,039	$166,782

Operating Costs and Expenses:
Cost of products sold (exclusive of depreciation)	127,756	128,996
Selling and administrative	14,128	16,869
Depreciation and amortization of intangibles	11,114	9,965
Loss from divestitures	—	2,600

	152,998	158,430

Operating Income	11,041	8,352
Interest expense	(8,373)	(9,255)
Preferred stock dividends accrued	—	(4,169)
Other income (expense), net	324	(293)

Income (Loss) for Continuing Operations Before Taxes	2,992	(5,365)
Income tax provision	896	373

Income (Loss) From Continuing Operations	2,096	(5,738)
Discontinued Operations:
Loss from operations of discontinued businesses	(928)	—
Loss on disposal of discontinued business	—	(62)

Net Income (Loss)	1,168	(5,800)
Preferred Stock Dividends Accreted	(3,937)	—

Loss Applicable to Common Shareholders	$(2,769)	$(5,800)

Basic and Diluted Net Loss per Share Applicable to Common Shareholders:
Loss from continuing operations	$(1.98)	$(5.74)
Loss from discontinued operations	(1.00)	(0.06)

Net Loss	$(2.98)	$(5.80)

Weighted Average Number of Common Shares	930,500	1,000,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three-Months Ended February 28, 2003 and February 29, 2004
(unaudited) (in thousands of dollars)

	2003	2004
Cash Flows From Operating Activities:
Net income (loss)	$1,168	$(5,800)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,897	10,458
Preferred stock dividends accrued	—	4,169
Loss on disposal of discontinued operations	—	62
Loss from divestitures	—	2,600
Changes in assets and liabilities:
Sale of receivables, net	(2,700)	10,245
Receivables and retained interest in EaglePicher Funding Corporation, net	1,653	(8,868)
Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings, net	(3,096)	(9,867)
Inventories	(3)	(4,034)
Accounts payable	(9,915)	(10,545)
Accrued liabilities	(4,769)	(405)
Other, net	(2,763)	(2,079)

Net cash used in operating activities	(8,528)	(14,064)

Cash Flows From Investing Activities:
Proceeds from the sale of property and equipment, and other, net	329	105
Capital expenditures	(3,720)	(9,393)
Acquisition of majority interest in EaglePicher Horizon Batteries LLC	—	(3,500)

Net cash used in investing activities	(3,391)	(12,788)

Cash Flows From Financing Activities:
Reduction of long-term debt	(4,232)	(10,769)
Net borrowings under revolving credit agreements	14,500	—

Net cash (used in) provided by financing activities	10,268	(10,769)

Net cash provided by (used in) discontinued operations	760	(284)

Effect of Exchange Rates on Cash	1,659	635

Net Increase (Decrease) in Cash and Cash Equivalents	768	(37,270)
Cash and Cash Equivalents, beginning of period	31,522	67,320

Cash and Cash Equivalents, end of period	$32,290	$30,050

Supplemental Cash Flow Information:
Interest paid	$3,068	$2,940

Income taxes paid (refunded), net	$—	$476

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